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                                                                   Exhibit 10.3
                         INVESTOR STOCKHOLDERS AGREEMENT

            INVESTOR STOCKHOLDERS AGREEMENT dated as of May 22, 1997 (this "Agreement") among SCOTSMAN HOLDINGS, INC., a Delaware corporation (the "Company"), CYPRESS MERCHANT BANKING PARTNERS L.P., a Delaware limited partnership ("Cypress Onshore"), CYPRESS OFFSHORE PARTNERS L.P., a Cayman Islands limited partnership ("Cypress Offshore" and, together with Cypress Onshore, the "Cypress Group"), SCOTSMAN PARTNERS, L.P., a Texas limited partnership ("Scotsman Partners" and, together with the Cypress Group, the "Investor Group Stockholders"), ODYSSEY PARTNERS, L.P., a Delaware limited partnership ("Odyssey"), BARRY P. GOSSETT, an individual ("BPG" and, together with Odyssey, the "Existing Stockholders"), and BT INVESTMENT PARTNERS, INC. ("BTIP" and, together with the Investor Group Stockholders and the Existing Stockholders, the "Stockholders").

            WHEREAS, the Company, the Investor Group Stockholders and/or certain of their Affiliates (as defined below), Odyssey, BPG and certain other persons are parties to a Recapitalization Agreement dated as of April 11, 1997, as amended, supplemented or otherwise modified (the "Recapitalization Agreement"), which provides for a recapitalization of the Company pursuant to which the Investor Group Stockholders will own shares of Common Stock (as defined below) of the Company as described below;

            WHEREAS, a condition to the consummation of the transactions contemplated by the Recapitalization Agreement is the execution and delivery by the Company, the Investor Group Stockholders and Odyssey of this Agreement; and

            WHEREAS, as of the date hereof, as a result of the consummation of the transactions contemplated by the Recapitalization Agreement: (i) Cypress Onshore owns 675,401 shares of Common Stock (as defined below); (ii) Cypress Offshore owns 34,982 shares of Common Stock; (iii) Scotsman Partners owns 710,383 shares of Common Stock; (iv) Odyssey owns 96,741 shares of Common Stock;
(v) BPG owns 41,469 shares of Common Stock; and (vi) BTIP owns 54,644 shares of Common Stock;

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:
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                                ARTICLE I

                              DEFINED TERMS

            1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

            "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term "control" means, with respect to any Person, the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Amended Existing Stockholders Agreement" means the Second Amended and Restated Stockholders' and Optionholders' Agreement dated as of the date hereof to which the Company, the Investor Group Stockholders and certain other stockholders of the Company are parties as of the date hereof, as the same may be amended, supplemented or otherwise modified from time to time.

            "Board of Directors" means the Board of Directors of the Company.

            "Business Day" means any day other than a Saturday, Sunday or day on which the Company's principal offices are not open generally for business.

            "Charter Documents" means the Certificate of Incorporation and the Bylaws of the Company as amended through the date hereof.

            "Common Stock" means the common stock, par value $.01 per share, of the Company or any other capital stock of the Company into which such stock is reclassified or reconstituted.

            "Convertible Security" means any security of the Company which is convertible into or exercisable or exchangeable for Common Stock, whether or not the conversion, exercisability or exchangeability of such security is subject to the passage of time or any event or contingency.

            "Fully Diluted Shares" means, with respect to any Stockholder at any time, a number of shares of Common Stock equal to the sum of (i) the number of such Stockholder's Shares plus (ii) the number of shares of Common Stock that such Stockholder would acquire upon the conversion, exercise or exchange of all Convertible Securities then owned by such Stockholder.

            "Individual Permitted Transferee" means, with respect to a Stockholder who is an individual, a Person to whom any of the following Transfers is made:


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                      (i) Transfer upon the death of such Stockholder to such
      Stockholder's spouse or descendants (including adopted children and stepchildren, if any), or to such Stockholder's executor, administrator or testamentary or inter vivos trustee;

                     (ii) a Transfer to such Stockholder's spouse or descendants (including adopted children and stepchildren, if any), or a trust, the sole income beneficiaries of which, or a corporation, partnership or limited liability company, the sole stockholders, limited and/or general partners or members, as the case may be, of which, include only such Stockholder, such Stock holder's spouse and/or such Stockholder's descendants (including adopted children and stepchildren, if any);

                  (iii) a Transfer to the legal guardian of such Stockholder, if such Stockholder shall be or become disabled; or

                  (iv) a Transfer not covered by clause (i), (ii) or (iii) above that is approved by each of the Cypress Group and Scotsman Partners, in its sole discretion, prior to the consummation thereof;

provided that, in the event of death or disability of any Person to whom a Transfer is made pursuant to clause (i), (ii), (iii) or (iv) above, the term "Individual Permitted Transferee" shall include:

                  (x) in the case of such Person's death, such Person's spouse or descendants (including adopted children and stepchildren, if any), or such Person's executor, administrator or testamentary or inter vivos trustee; and

                  (y) in the case of such Person's disability, such Person's legal guardian.

            "Initial Public Offering" means the Company's initial Public Offering of shares of Common Stock.

            "IPO Effectiveness Date" means the date upon which the SEC declares effective the Registration Statement relating to the Initial Public Offering.

            "Line of Business" means the leasing, sale, delivery and installation of mobile office units, storage units, modular buildings, portable buildings and other services and business operations complementary or incidental thereto.

            "Other Agreement" means each agreement (other than this Agreement) to which the Company and one or more of its stockholders is a party containing terms regarding the matters in Article II and/or Article V hereof with respect to the shares


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of Common Stock owned or acquired by such stockholders, including without limitation the Amended Existing Stockholders Agreement.

            "Outstanding Fully Diluted Shares" means, at any time, a number of shares of Common Stock equal to the sum of (i) the number of shares of Common Stock then outstanding plus (ii) the number of shares of Common Stock that would be outstanding immediately after giving effect to the conversion, exercise or exchange of all Convertible Securities then outstanding.

            "Permitted Transferee" means, with respect to any Stockholder, a Person to whom or to which such Stockholder is permitted to Transfer Shares pursuant to Section 2.2(a), and includes, with respect to any Stockholder who is an individual, an Individual Permitted Transferee of such Stockholder, except that, for purposes of Sections 2.3 and 2.4, a Permitted Transferee shall not include a Person to whom or to which such Stockholder is permitted to Transfer Shares pursuant to clause (v) of Section 2.2(a).

            "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

            "Public Offering" means any offer for sale of Common Stock pursuant to an effective Registration Statement filed under the Securities Act.

            "Registration Statement" means a registration statement filed pursuant to the Securities Act.

            "Rule 144" means Rule 144 under the Securities Act, or any successor rule.

            "SEC" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

            "Shares" means, with respect to any Stockholder, all outstanding shares, whether now owned or hereafter acquired, of Common Stock owned by such Stockholder.

            "Transfer Restriction Period" means the period beginning on the date hereof and ending on (and including) the date which is the fifth anniversary of the date hereof.


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                                   ARTICLE II

                             LIMITATIONS ON TRANSFER

            2.1 General Restrictions on Transfer. (a) Each Stockholder agrees that such Stockholder shall not, either directly or indirectly, offer, sell, transfer, assign, mortgage, hypothecate, pledge, create a security interest in or lien upon, encumber, donate, contribute, place in trust, or otherwise voluntarily or involuntarily dispose of (any of the foregoing actions, to "Transfer" and, any offer, sale, transfer, assignment, mortgage, hypothecation, pledge, security interest or lien, encumbrance, donation, contribution, placing in trust or other disposition, a "Transfer") any Shares, or any interest therein, except in a transaction that is specifically permitted by this Agreement.

                  (b) Any attempt to Transfer any Shares, or any interest therein, which is not in compliance with this Agreement shall be null and void ab initio, and neither the Company nor any transfer agent shall give any effect in the Company's stock records to such attempted Transfer.

                  (c) Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Agreement unless:

                      (i) such Transfer complies in all respects with the appli cable provisions of this Agreement and applicable federal and state securities laws, including, without limitation, the Securities Act;

                     (ii) except in the case of a Transfer pursuant to a Public Offering or Rule 144, the Transferee agrees in writing with the Company and the other Stockholders to be bound by the terms and conditions of this Agreement with respect to the Shares Transferred to such Transferee to the same extent as the Stockholder who originally held such Shares is or was bound hereby (whereupon such Transferee shall be entitled to the same rights as such Stockholder who originally held such Shares had with respect to such Shares and shall be deemed to be a Stockholder (including, if applicable, an Investor Group Stockholder) for all purposes hereunder with respect to such Shares);

                    (iii) if requested by the Company, in its sole discretion, an opinion of counsel to such transferring Stockholder shall be supplied to the Company, at such transferring Stockholder's expense, to the effect that such Transfer complies with applicable federal and state securities laws; and

                     (iv) each of the Cypress Group and Scotsman Partners either
      (A) reasonably determines that such Transfer will not result in (1) a default or event of default with respect to any indebtedness of the Company or


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      any of its subsidiaries, (2) any other event requiring or permitting any indebtedness of the Company or any of its subsidiaries to become due and payable prior to its stated date of maturity or (3) any other event requiring the Company or any of its subsidiaries to make an offer to purchase or to redeem any indebtedness of the Company or any of its subsidiaries or permitting any holder of any such indebtedness to sell to the Company or to cause the Company to redeem any such indebtedness, in each case prior to its stated maturity, or (B) each of the Cypress Group and Scotsman Partners waives in its sole discretion its right to make a determination under clause (A) above.

            2.2 Certain Permitted Transfers. (a) Subject to Sections 2.1(c) and 2.2(b), each Stockholder may Transfer Shares:

                      (i) in the case of Scotsman Partners, to any of the following partners of Scotsman Partners: FW Scotsman Investors, L.P., Arbor Scotsman, L.P., FW Strategic Partners, L.P. or Group 31, Inc. (each a "Designated Partner"; Scotsman Partners, together with each Designated Partner that owns, from time to time, Shares, are referred to herein, collectively, as the "SP Group");

                     (ii) to a bank or other financial institution in a bona fide pledge transaction to secure indebtedness of such Stockholder to such bank or other financial institution; provided, however, that no more than 70% of such Stockholder's Shares at any time may be subject to such pledge transactions; and, provided, further, that any further Transfer of the Shares subject to such pledge transactions to or at the direction of the pledgee thereof, other than to the Stockholder who pledged such Shares or a Permitted Transferee of such Stockholder, shall be subject to the provisions of Section 2.3;

                    (iii) if such Stockholder is an Investor Group Stockholder only, to (A) another Investor Group Stockholder or (B) a Person to whom or to which such other Investor Group Stockholder may Transfer Shares under clause (i), (ii), (iv) or (v) of this Section 2.2(a) (with respect to each Investor Group Stockholder, the Permitted Transferees under this clause
      (iii) are referred to as its "Clause (iii) Permitted Transferees");

                     (iv) if such Stockholder is an individual, to an Individual Permitted Transferee; or

                      (v) with the prior written consent of each of the Cypress Group and Scotsman Partners.

                  (b) In the event that any Stockholder wishes to Transfer Shares in a transaction permitted by Section 2.2(a), such Stockholder shall give written notice to the Company and the other Stockholders of its intention to make


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such Transfer not less than 10 days prior to effecting such Transfer, which notice shall state the name and address of each Permitted Transferee to whom such Transfer is proposed and the number of Shares proposed to be Transferred to such Permitted Transferee.

            2.3 Right of First Offer. (a) After the Transfer Restriction Period, if any Stockholder or Stockholders (each a "Selling Stockholder" and, collectively, the "Selling Stockholders") shall desire to sell Shares to any Person other than a Permitted Transferee of such Selling Stockholders (a "Third Party Purchaser"), then such Selling Stockholders shall first offer the Investor Group Stockholders which are not Selling Stockholders (the "Offeree Stockholders") the right to purchase such Shares (the "Offered Shares") by sending written notice (the "Offering Notice") to the Company and the Offeree Stockholders, which notice shall (i) state the number of Offered Shares, (ii) state the proposed purchase price per Share (the "Offer Price") and all other material terms and conditions of such sale and (iii) if applicable, be accompanied by any written offer from the Third Party Purchaser; provided, however, that the Selling Stockholders shall not be obligated to make such offer to the Offeree Stockholders if the Transfer (if consummated) is made pursuant to
Section 2.5. Upon delivery of the Offering Notice, the offer made therein to the Offeree Stockholders shall be irrevocable unless and until the first offer rights provided for therein shall have been waived or shall have expired in accordance with this Agreement.

                  (b) Subject to Section 2.3(d), each Offeree Stockholder shall have the right, but not the obligation, to purchase at the Offer Price (and otherwise upon the same terms and conditions as those set forth in the Offering Notice) all but not less than all of its pro rata portion of the Offered Shares, in the proportion that the number of Shares owned by such Offeree Stockholder bears to the total number of Shares owned by all Offeree Stockholders. Such right of each Offeree Stockholder shall be exercisable by written notice to the Selling Stockholders with copies to the Company given within 30 days after receipt of the Offering Notice (the "Notice Period"). Failure by an Offeree Stockholder to respond within the Notice Period shall be regarded as a rejection of the offer made pursuant to the Offering Notice. Each Offeree Stockholder that elects to purchase its full pro rata portion of the Offered Shares is referred to in this Section 2.3 as a "Section 2.3 Participating Stockholder."

                  (c) The Selling Stockholders shall, promptly after the end of the Notice Period, notify (the "Last-Chance Notice") all Section 2.3 Participating Stockholders whether the Offered Shares have been fully subscribed for, and, if not, the number of Offered Shares not subscribed for (the "Remaining Offered Shares"). Subject to the further provisions of this Section 2.3(c), each Section 2.3 Participating Stockholder shall have the right to purchase all, but not less than all, of the Remaining Offered Shares. The right of each Section 2.3 Participating Stockholder to purchase the Remaining Offered Shares shall be exercisable by written notice delivered to the Selling Stockholders, with a copy to the Company, given within 10


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days after receipt of the Last-Chance Notice. If more than one Section 2.3
Participating Stockholder timely elects to exercise its right to purchase the Remaining Offered Shares, the right to purchase the Remaining Offered Shares shall (unless the Section 2.3 Participating Stockholders shall otherwise agree) be allocated pro rata among the Section 2.3 Participating Stockholders electing to purchase the Remaining Offered Shares, in the proportion that the number of Shares owned by each such Section 2.3 Participating Stockholder bears to the total number of Shares owned by all Section 2.3 Participating Stockholders that elect to purchase the Remaining Offered Shares. A failure of any Section 2.3 Participating Stockholder to exercise such right within such 10-day period shall be regarded as a waiver of its right to purchase the Remaining Offered Shares as provided herein.

                  (d) Notwithstanding anything in this Section 2.3 to the contrary, the right of the Offeree Stockholders and/or the Section 2.3 Participating Stockholders to purchase the Offered Shares pursuant to this
Section 2.3 shall be exercisable only if the Offeree Stockholders and/or the
Section 2.3 Participating Stockholders collectively agree to purchase all, but not less than all, of the Offered Shares.

                  (e) The closing of the purchase of Offered Shares by the
Section 2.3 Participating Stockholders herein shall be held at the principal office of the Company at 11:00 a.m., local time, on the 20th day after the giving of the LastChance Notice (or, if each of the Offeree Stockholders is a Section 2.3 Participating Stockholder, then on the 40th day following the date of the Offering Notice), or at such other time and place as the parties to the transaction may agree. The sale of the Offered Shares to the Section 2.3 Participating Stockholders hereunder shall otherwise be on customary terms and conditions (but in any event in accordance with the terms of the Offering Notice).

                  (f) Unless the Section 2.3 Participating Stockholders elect to purchase all of the Offered Shares pursuant to this Section 2.3, the Selling Stock holders may sell all but not less than all, of the Offered Shares at a price per Share equal to or greater than the Offer Price and otherwise on terms and conditions that are in the aggregate not materially more favorable to the Third Party Purchaser than the terms and conditions set forth in the Offering Notice and the written offer, if any, delivered therewith pursuant to Section 2.3(a). Any such sale shall be bona fide and made within 100 days of the date of the Offering Notice (or, if none of the Offeree Stockholders is a Section 2.3 Participating Stockholder, then within 70 days of the Offering Notice). In the event that such sale is not consummated within such applicable period for any reason, then the restrictions provided for herein shall again become effective, and no Transfer of such Offered Shares may be made thereafter by the Selling Stockholders without again offering the same to the Offeree Stockholders in accordance with this Section 2.3.


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                  (g) Notwithstanding anything to the contrary in this
Agreement, the provisions of this Section 2.3 shall not be applicable to any Transfer proposed to be made by a Selling Stockholder pursuant to a Public Offering or pursuant to Rule 144.

                  (h) Any Offeree Stockholder may, with respect to any Offering Notice, with the prior written consent of each of the Investor Group Stockholders in each instance, at any time assign any or all of its rights under this Section 2.3 to the Company with respect to such Offering Notice, in which event the Company shall have the right, but not the obligation, to purchase the Offered Shares on the same terms and subject to the same conditions as such Offeree Stockholder may do so under this Section 2.3. No such assignment shall be binding upon any Selling Stockholder unless and until notice thereof shall have been provided to such Selling Stockholder, whereupon, without further action by any Person, unless otherwise set forth in the instrument of assignment and reflected in such notice to such Selling Stockholder, such Offeree Stockholder shall be relieved of all obligations it may have under this Section
2.3 to such Selling Stockholder with respect to the Offered Shares subject to such assignment. Any such Assignment shall not extend any of the time periods set forth in this Section 2.3.

            2.4 Tag-Along Right. (a) After the Transfer Restriction Period, if any Selling Stockholders shall desire to sell Shares to any Third Party Purchaser (a "Proposed Sale"), then, in addition to making the offer required by
Section 2.3, such Selling Stockholders shall offer the other Stockholders which are not Selling Stockholders (the "Tag-Along Stockholders") the right to participate in the Proposed Sale with respect to a number of Shares determined as provided in this Section 2.4 by sending written notice (the "Tag-Along Notice") to the Company and the Tag-Along Stockholders, which notice shall (i) state the number of Shares proposed to be sold in such Proposed Sale by such Selling Stockholders (the "Proposed Sale Shares"), (ii) state the proposed purchase price per Proposed Sale Share (the "Tag-Along Price") and all other material terms and conditions of such Proposed Sale and (iii) if applicable, be accompanied by any written offer from the Third Party Purchaser; provided, however, that the Selling Stockholders shall not be obligated to deliver a Tag-Along Notice if the Transfer (if consummated) is made pursuant to Section 2.5.

                  (b) Each Tag-Along Stockholder shall have the right to require the Selling Stockholder to cause the Third Party Purchaser to purchase from such Tag-Along Stockholder at the Tag-Along Price (and otherwise upon the same terms and conditions as those set forth in the Tag-Along Notice) a number of Shares owned by such Tag-Along Stockholder (such Tag-Along Stockholder's "Tag-Along Shares") not in excess of the product of (i) the total number of Proposed Sale Shares, times (ii) a fraction, the numerator of which is the total number of Shares owned by such Tag-Along Stockholder and the denominator of which is equal to the sum of (x) the total number of Shares owned by the Selling Stockholders and the Tag-Along Stockholders, plus (y) the total number of shares of Common Stock, if any, owned by


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stockholders of the Company (other than the Stockholders) who or which have tagalong rights to participate in the Proposed Sale pursuant to any Other Agreement approved by the Board of Directors in accordance with Section 4.5. Such right of each Tag-Along Stockholder shall be exercisable by written notice to the Selling Stockholders with copies to the Company given within 10 Business Days after receipt of the Tag-Along Notice (the "Tag-Along Notice Period"), which notice shall state the number of Tag-Along Shares that such Tag-Along Stockholder elects to sell in the Proposed Sale, if less than the maximum number of such Tag-Along Stockholder's Tag-Along Shares; provided that, if such notice shall not state a number of Tag-Along Shares, then such Tag-Along Stockholder will be deemed to have elected to sell the maximum number of such Tag-Along Stockholder's Tag-Along Shares. Failure by a Tag-Along Stockholder to respond within the Tag-Along Notice Period shall be regarded as a rejection of the offer made pursuant to the Tag-Along Notice. Each Tag-Along Stockholder that elects to sell any or all of such Tag-Along Shareholder's Tag-Along Shares is referred to in this Section 2.4 as a "Participating Tag-Along Stockholder" and the number of Tag-Along Shares elected, or deemed to be elected, by such Tag-Along Stockholder to be sold as provided above is referred to in this Section 2.4 as such Tag-Along Stockholder's "Participating Tag-Along Shares". The number of Shares to be sold by the Selling Stockholders in the Proposed Sale shall be reduced by the aggregate number of Participating Tag-Along Shares to be sold pursuant to this Section 2.4 by all Participating Tag-Along Stockholders.

                  (c) At the request of the Selling Stockholders made not less than two Business Days prior to the proposed Transfer, a Participating Tag-Along Stockholder shall deliver to the Selling Stockholders certificates representing such Participating Tag-Along Stockholder's Participating Tag-Along Shares, duly endorsed, in proper form for Transfer, together with a limited power-of-attorney authorizing the Selling Stockholders to transfer such Participating Tag-Along Shares to the Tag-Along Purchaser and to execute all other documents required to be executed in connection with such transaction.

                  (d) If no Transfer of the Tag-Along Shares in accordance with the provisions of this Section 2.4 shall have been completed within the applicable period contemplated by Section 2.3(e) or 2.3(f), then the Selling Stockholders shall promptly return to the Participating Tag-Along Stockholder, in proper form, all certificates representing such Participating Tag-Along Stockholder's Participating TagAlong Shares and the limited power-of-attorney previously delivered by such Participating Tag-Along Stockholder to the Selling Stockholders.

                  (e) The closing of the sale of the Participating Tag-Along Shares by the Participating Tag-Along Stockholders shall be held at the same place and time as the closing of the sale by the Selling Stockholders in the Proposed Sale. Promptly after the consummation of the Transfer of the Participating Tag-Along Shares pursuant to this Section 2.4, each Participating Tag-Along Stockholder shall receive (i) the consideration with respect to the Participating Tag-Along Shares so


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Transferred and (ii) such other evidence of the completion of such Transfer and the terms and conditions (if any) thereof as may reasonably be requested by such Participating Tag-Along Stockholder.

                  (f) The provisions of this Section 2.4 shall remain in effect, notwithstanding any return to any Participating Tag-Along Stockholder of Participating Tag-Along Shares as provided in Section 2.4(d).

                  (g) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 2.4 shall not be applicable to any Transfer proposed to be made by a Selling Stockholder pursuant to a Public Offering or pursuant to Rule 144.

                  (h) If the Offeree Stockholders elect to purchase Offered Shares pursuant to Section 2.3, then the number of Offered Shares originally proposed to be Transferred by a Selling Stockholder pursuant to such Section 2.3 shall be reduced by the aggregate number of Participating Tag-Along Shares to be sold pursuant this Section 2.4 by all Participating Tag-Along Stockholders. In such event, such Participating Tag-Along Shares shall be deemed to be Offered Shares and the Participating Tag-Along Stockholders shall be deemed to be Selling Stockholders for purposes of Section 2.3, without any requirement of such Participating Tag-Along Stockholders to deliver an Offering Notice pursuant to Section 2.3(a).

            2.5 Bring-Along Right. (a) In the event that one or more Selling Stockholders owning at least 60% of the number of outstanding shares of Common Stock receives a bona fide offer from a Third Party Purchaser to purchase (including a purchase by merger) at least 90% of the Outstanding Fully Diluted Shares, the Selling Stockholders may send written notice (a "Buyout Notice") to the Company and the other Stockholders notifying the other Stockholders that they will be required to sell the same percentage (which percentage shall be specified in such Buyout Notice) (the "Designated Percentage") of their Fully Diluted Shares in such sale.

                  (b) Upon receipt of a Buyout Notice, each Stockholder receiving such notice shall be obligated:

                      (i) to sell the Designated Percentage of such Stockholder's Shares in the transaction (including a sale or merger) contemplated by the Buyout Notice on the same terms and conditions as the Selling Stockholders;

                     (ii) to sell the Designated Percentage of such Stockholder's Convertible Securities (which shall be calculated based on the number of shares of Common Stock issuable upon conversion, exercise or exchange of such Convertible Securities) in the transaction (including a sale or merger) contemplated by the Buyout Notice on the same terms and conditions as


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      Selling Stockholders, subject to appropriate adjustment to reflect terms of such Convertible Security with respect to conversion, exercise or exchange thereof into shares of Common Stock;

                    (iii) to provide for the payment by such Stockholder of such Stockholder's pro rata portion of all costs associated with such transaction, in the proportion that the number of Fully Diluted Shares owned by such Stockholder bears to the number of Outstanding Fully Diluted Shares; and

                     (iv) otherwise to take all necessary action to cause the consummation of such transaction, including voting its Shares in favor of such transaction and not exercising any appraisal rights in connection therewith.

                  (c) Each Stockholder further agrees to (i) take all actions (including executing documents) in connection with the consummation of the proposed transaction as may reasonably be requested of it by the Selling Stockholders and (ii) appoint the Selling Stockholders as its attorneys-in-fact to do the same on its behalf.

                  (d) In the event a contract with respect to the transaction contemplated by the Buyout Notice has not been entered into within the 90 days after the date of delivery of the Buyout Notice, the obligations of the Stockholders under this Section 2.5 with respect to such Buyout Notice shall terminate, subject, however, to the right of the Selling Stockholders to deliver a further Buyout Notice.

                                   ARTICLE III

           RIGHT TO PARTICIPATE IN CERTAIN ISSUANCES OF CAPITAL STOCK

            3.1 Right to Participate in New Issuance. If the Company determines to issue any capital stock or any security convertible into or exercisable or exchangeable for capital stock, including without limitation any Convertible Security, to any stockholder of the Company (including a Stockholder) (other than capital stock to be issued (i) in connection with an employee stock option plan or other bona fide employment compensation arrangement that is approved by the Company's Board of Directors, (ii) pursuant to a stock split or stock dividend, (iii) pursuant to the exercise of any option, warrant or convertible security (including without limitation any Convertible Security) theretofore issued, (iv) as consideration in connection with a bona fide acquisition by the Company or any of its subsidiaries or (v) pursuant to the Initial Public Offering) (each such issuance not excluded by the immediately preceding parenthetical being herein referred to as a "New Issuance"), then the Company shall notify the Stockholders of the proposed New Issuance. Such notice shall specify the number and class of securities to be issued, the rights, terms and privileges thereof and the estimated price at which such securities will be issued.

            3.2 Exercise of Right. By written notice to the Company given within 15 days of being notified of such New Issuance, each Stockholder shall be entitled to purchase that percentage of the New Issuance determined by dividing
(a) the total number of Shares owned by such Stockholder by (b) the total number of Shares then owned by all Stockholders. If any such Stockholder does not fully subscribe for the number or amount of shares of capital stock or securities convertible into or exercisable or exchangeable for capital stock that it is entitled to purchase pursuant to this Article III, the Company shall notify the Stockholders of the same and each Stockholder participating in such purchase to the full extent provided for in the preceding sentence shall have the right to purchase that percentage of the New Issuance not so subscribed for, based on a fraction, the numerator of which is the total number of Shares then owned by such fully participating Stockholder and the denominator of which is the total number of Shares then owned by all fully participating Stockholders who elect to purchase such un-subscribed securities. Such right shall be exercisable within 15 days following the receipt of the notice delivered pursuant to the previous sentence. To the extent the Stockholders do not elect to purchase all of the securities proposed to be offered and sold in the New Issuance, the Company may issue those securities not so subscribed for, provided that such sales are consummated within 120 days after the Stockholders' rights hereunder have expired or been waived.

            3.3 Closing. The closing of the New Issuance shall be held at such time as the Company shall designate in writing to the Stockholders that elect to purchase securities in the New Issuance pursuant to this Article III not fewer than five Business Days prior to the date of such closing, at the Company's principal offices, or at another place designated by the Company in writing to such Stockholders in such notice.

                                   ARTICLE IV

                 CORPORATE GOVERNANCE AND CERTAIN OTHER ACTIONS

            4.1 General. Each Stockholder shall vote its Shares at any regular or special meeting of stockholders of the Company, or in any written consent executed in lieu of such a meeting of stockholders, and shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation, Sections 4.2 and 4.5 hereof), and to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement.

            4.2 Election of Directors. (a) Each Investor Group Stockholder agrees that, except as the Investor Group Stockholders may otherwise agree in writing, the number of directors constituting the entire Board of Directors shall be eight (or seven, if the Chairman of the Board of Directors and the President of the Company shall be the same individual), comprised of the following individuals:

                      (i)  three individuals designated by the Cypress Group;

                     (ii)  three individuals designated by the SP Group;

                    (iii) the individual then serving as the Chairman of the Board of Directors of the Company; and

                     (iv) the individual then serving as the President of the Company.

                  (b) If as a result of Section 4.4, either the Cypress Group or the SP Group is entitled to designate a lesser number of directors than it is entitled on the date hereof to designate pursuant to Section 4.2(a), then each Investor Group Stockholder shall vote its Shares to cause the number of directors constituting the entire Board of Directors to be reduced by the number of directors that the Cypress Group or the SP Group is no longer entitled to designate.

            4.3 Removal and Replacement. Each of the Cypress Group and the SP Group shall be entitled at any time and for any reason (or for no reason) to designate any or all of its designees on the Board of Directors for removal, and the Cypress Group and the SP Group, acting in accordance with clause (l) of
Section 4.5, shall be entitled at any time and for any reason (or for no reason) to designate any of the directors designated under Section 4.2(a)(iii) or 4.2(a)(iv) for removal. Subject to Section 4.4, if at any time a vacancy is created on the Board of Directors by reason of the death, removal or resignation of any director, then:

                      (i) in the case of a director designated pursuant to
      Section 4.2(a)(i) or (ii), the Cypress Group or the SP Group shall, as soon as practicable thereafter, designate a replacement director and, as soon as practicable thereafter, each of the Investor Group Stockholders shall take action, including, if necessary, the voting of its Shares, to elect or cause the election by the Board of Directors of such replacement director in accordance with Section 4.2(a)(i) or (ii), as the case may be; and

                     (ii) in the case of a director designated pursuant to
      Section 4.2(a)(iii) or (iv), the Board of Directors shall, as soon as practicable thereafter (and subject to clause (l) of Section 4.5), except as the Investor Group Stockholders may otherwise agree in writing, designate a new Chairman of the Board or President, as the case may be, of the Company and, as soon as practicable thereafter, each of the Investor Group Stockholders shall take action, including, if necessary, the voting of its Shares, to elect such new

      Chairman of the Board or President, as the case may be, as a director in accordance with Section 4.2(a)(iii) or (iv), as the case may be.

Subject to Section 4.4, if at any time a vacancy is created on the Board of Directors by reason of the death, removal or resignation of any director designated pursuant to Section 4.2(a)(i) or (ii), then the Board of Directors shall not conduct any business (other than business incident to the designation and election of a replacement director in accordance with this Section 4.3) until a replacement director has been designated by the Cypress Group or the SP Group, as the case may be; provided that the foregoing restriction on the transaction of business shall terminate five days after the creation of such vacancy if no such replacement director has been designated.

            4.4 Reduction in Number of Directors. Notwithstanding anything herein to the contrary:

                  (i) (A) from and after the date that the Cypress Group and its Permitted Transferees (other than its Clause (iii) Permitted Transferees) own in the aggregate Shares representing 5% or more but less than 20% of the outstanding Common Stock, the Cypress Group shall be entitled to designate one director for election or removal pursuant to Section 4.2(a) or 4.3, and (B) from and after the date that the Cypress Group and such Permitted Transferees own in the aggregate Shares representing less than 5% of the outstanding Common Stock, the Cypress Group shall no longer be entitled to designate any directors for election or removal pursuant to
      Section 4.2(a) or 4.3; and

                  (ii) (A) from and after the date that Scotsman Partners and its Permitted Transferees (other than its Clause (iii) Permitted Transferees) own in the aggregate Shares representing 5% or more but less than 20% of the outstanding Common Stock, the SP Group shall be entitled to designate one director for election or removal pursuant to Section 4.2(a) or 4.3, and (B) from and after the date that Scotsman Partners and such Permitted Transferees own in the aggregate Shares representing less than 5% of the outstanding Common Stock, the SP Group shall no longer be entitled to designate any directors for election or removal pursuant to
      Section 4.2(a) or 4.3.

            4.5 Super-Majority Approvals. Notwithstanding anything to the contrary contained in this Agreement, until such time as either the Cypress Group or the SP Group no longer has the right to designate three directors pursuant to Section 4.2(a), each of the following actions (the "Super-Majority Actions") shall require the approval of at least two directors designated by the Cypress Group and at least two directors designated by the SP Group:

                  (a) any amendment or modification of any of the Charter Documents;

                  (b) any merger, consolidation, amalgamation, recapitalization or other form of business combination (other than any acquisition that would be permitted under clause (d) below) involving the Company or any subsidiary of the Company;

                  (c) any sale, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Company;

                  (d) any single acquisition or series of related acquisitions of assets, including stock (whether by purchase, merger or otherwise), involving gross consideration in excess of $5 million;

                  (e) any change in the Company's Line of Business, whether by acquisition of assets or otherwise;

                  (f) any issuance of or agreement to issue, or any repurchase, redemption or other acquisition or agreement to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries or rights of any kind convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or any option, warrant or other subscription or purchase right with respect to shares of capital stock;

                  (g) (i) any filing by the Company of a Registration Statement to register Common Stock or Convertible Securities, other than any filing upon the demand or request of a security holder of the Company in accordance with this Agreement or any Other Agreement approved by the Board of the Directors pursuant to clause (ii) below, and (ii) the entering into or amendment of any Other Agreement (it being agreed that the Amended Existing Stockholders Agreement as in effect on the date of this Agreement has been approved for purposes hereof);

                  (h) any declaration or making of any dividend or other payment or distribution on account of any shares of capital stock of the Company (whether in cash or property), other than regular dividends on preferred stock of the Company issued in accordance with clause (f) above;

                  (i) any incurrence or guarantee of indebtedness by the Company or any of its subsidiaries, other than indebtedness outstanding under the 9-7/8% Senior Notes due 2007 of Williams Scotsman, Inc. or incurred pursuant to the Credit Agreement dated as of May 22, 1997 among William Scotsman, Inc., the Company, the several lenders from time to time parties thereto and BT Commercial Corporation, as agent for the lenders thereunder, or any refinancing or replacement of any thereof; provided that, in the case of any refinancing or replacement thereof, the aggregate amount of indebtedness or (without duplication) guarantees of indebtedness outstanding or that may be borrowed thereunder is not thereby increased;

                  (j) the creation, incurrence or assumption of any security interests, liens or other encumbrances upon any properties or assets of the Company or its subsidiaries, other than liens securing or permitted by the indebtedness referred to in clause (i) above;

                  (k) the adoption after the date hereof of the Company's annual operating budget and capital budget, or the amendment of either thereof; provided that, if, for any fiscal year of the Company, management of the Company shall have presented its proposed annual operating budget or capital budget (the "Management Operating Budget" and the "Management Capital Budget," respectively) to the Board of Directors for approval and the Board of Directors shall not have taken action to approve or disapprove an annual operating budget or capital budget within 30 days following such presentation (or such longer period as the Board of Directors, acting in accordance with this Section 4.5, shall determine), then the Management Operating Budget or the Management Capital Budget, as the case may be, shall be deemed to be the Company's annual operating budget or capital budget, as the case may be, for such fiscal year; provided, further, that, notwithstanding the approval or adoption (pursuant to the immediately preceding proviso) of an annual operating budget or capital budget pursuant to this clause (k) that contains or refers to one or more other Super-Majority Actions under this Section 4.5, each such Super-Majority Action shall require separate approval, in each specific instance, under this Section 4.5;

                  (l) the election or other designation or the removal of (i) the Chairman of the Board of Directors or (ii) the President of the Company;

                  (m) except to the extent required under applicable law, the adoption or entering into of any new (or the amendment or other increase, or acceleration of payment or vesting of the amounts payable or to become payable under any existing) bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; provided that approval under this clause (m) shall not be required if such action is approved by a majority of the members of a duly authorized Committee of the Board of Directors constituted in accordance with Section 4.6;

                  (n) the entering into of any transaction, or the amendment or modification of any existing transaction, between the Company or any of its subsidiaries and any Affiliate of the Company (including any Investor Group Stockholder) other than transactions pursuant to an employee stock option plan or other bona fide employment compensation arrangement that is approved by the Board of Directors in accordance with clause (m) above or is in effect on the date hereof;

                  (o) any change in the Company's certified public accountants from Ernst & Young LLP, or any successor of Ernst & Young LLP;

                  (p) the settlement of any litigation to which the Company or any of its subsidiaries is a party involving the payment by the Company or its subsidiaries of an aggregate amount greater than $5 million or involving the consent to any injunctive or similar relief; and

                  (q) the commencement by the Company or any of its subsidiaries of proceedings under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the making by the Company or any of its subsidiaries of a general assignment for the benefit of its creditors.

            4.6 Committees of the Board of Directors. Subject to applicable law, the Board of Directors may establish such committees of the Board of Directors as the Board of Directors shall determine to be appropriate or convenient; provided that, unless the Investor Group Stockholders otherwise agree in writing, no such committee shall be established unless it is comprised solely of an equal number of directors designated by each of the Cypress Group and Scotsman Partners; and, provided, further, that no such committee may approve any Super-Majority Action, other than the Super-Majority Action referred to in
Section 4.5(m).

            4.7 Certain Other Actions. The Cypress Group and Scotsman Partners hereby agree that, with respect to any notice, consent, authorization or other action pursuant to the Amended Existing Stockholders Agreement or pursuant to the Recapitalization Agreement to be made, given or taken by the Investor Group Stockholders or their Affiliates, acting jointly, the Cypress Group and Scotsman Partners shall not make, give or take any such notice, consent, authorization or other action unless each of the Cypress Group and Scotsman Partners, or their respective Affiliates agrees with the other in writing to do so. In the event the Cypress Group and Scotsman Partners, or their respective Affiliates, are unable to agree thereon, then no such notice, consent, authorization or other action shall be made, given or taken by the Investor Group Stockholders.

            4.8 Fees to Certain Affiliates. The Company shall not, and shall not permit any of its subsidiaries to, enter into any agreement providing for the payment of any management, consulting, advisory or other similar fees or other amounts to, or pay any such management, consulting, advisory or similar fees or other amounts to, any Investor Group Stockholder or any Affiliate of any Investor Group Stockholder unless such agreement or payment is on terms not materially less favorable to the Company or its subsidiary (taking into account all the facts and circumstances of the transaction) than the terms that the Company or its subsidiary would be able to obtain in a similar, bona fide transaction with a third party; provided that the foregoing shall not be applicable to any payment to a security holder of the Company in such capacity or to any payment contemplated by the Recapitalization Agreement.

                                    ARTICLE V

                               REGISTRATION RIGHTS

            5.1 Certain Defined Terms. As used in this Article V, the following terms shall have the meanings set forth below:

            "Demand Holder" means:

                      (i) the Cypress Group, so long as they own, in the aggregate, at least 20% of the number of Shares owned by them on the date hereof;

                     (ii) the SP Group, so long as they own, in the aggregate, at least 20% of the number of Shares owned by them on the date hereof;

                    (iii) any Person to whom or to which a Demand Holder under clause (i) or (ii) above shall transfer the right to request one or more registrations under Section 5.2(a), so long as such transferee owns Registrable Securities representing more than 10% of the outstanding shares of Common Stock; provided that (A) the acquisition of the Registrable Securities by such Person has been effected in accordance with all applicable provisions of this Agreement; (B) the transferring Demand Holder shall give the Company written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (C) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound hereby; and (D) immediately following such transfer, the further disposition of such securities by such transferee is limited or restricted under Rule 144; provided, further, that, prior to the consummation of the Initial Public Offering, no Person shall become a Demand Holder under this clause (iii) unless such Person shall have become the Holder of all Registrable Securities formerly owned by the transferring Demand Holder; and

                     (iv) the Existing Stockholders, acting through the holders of a majority of the Shares held by Existing Stockholders, provided that all the Existing Stockholders' Registrable Securities are not, at the time a request for registration pursuant to Section 5.2(a) is given by them, eligible for sale by them under Rule 144(k); and provided, further, that the Existing Stockholders shall not be Demand Holders until 180 days after the IPO Effectiveness Date.

            "Holder" means any holder of Registrable Securities.

            "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such Registration Statement or document.

            "Registrable Security" means, at any time, (i) any shares of Common Stock held by a Stockholder or any other stockholder of the Company who has registration rights with respect to such shares at such time pursuant to an Other Agreement, (ii) any Convertible Security held by a Stockholder or any other stockholder of the Company who has registration rights with respect to a Convertible Security at such time pursuant to an Other Agreement and (iii) any shares of Common Stock issuable upon conversion, exercise or exchange of any such Convertible Security. For purposes of this Agreement, any Registrable Securities shall cease to be Registrable Securities when (A) a Registration Statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (B) such Registrable Securities shall have been disposed of pursuant to Rule 144, (C) such Registrable Securities are sold by a Person in a transaction in which the rights under the provisions of this Agreement are not assigned, or (D) such Registrable Securities shall cease to be outstanding.

            "Registration Expenses" means the expenses described in Section 5.7.

            5.2 Demand Registration. (a) At any time and from time to time after the earlier to occur of (i) the expiration of the Transfer Restriction Period and (ii) the consummation by the Company of the Initial Public Offering, any Demand Holder may request (the "Requesting Demand Holder"), subject to this
Article V, in a written notice to the Company that the Company file a Registration Statement (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of all or a portion of such Requesting Demand Holder's and its Permitted Transferees' Registrable Securities in the manner specified in such notice.

                  (b) Following receipt of any notice under Section 5.2(a), the Company shall within ten days notify all other Holders of such request in writing (together with any other information required by an Other Agreement) and thereafter, as expeditiously as possible, use its reasonable efforts to cause to be filed for registration under the Securities Act all Registrable Securities that the Requesting Demand Holders and such other Holders have, within 15 Business Days after their receipt of such notice, requested to be registered in accordance with the manner of disposition specified in such notice by the Requesting Demand Holders; provided that the Company shall not be required to register Registrable Securities pursuant to:

                        (A) more than three Registration Statements in response to requests pursuant to Section 5.2(a) by the Cypress Group and its transferees that become Demand Holders under clause (iii) of the definition thereof;

                        (B) more than three Registration Statements in response to requests pursuant to Section 5.2(a) by Scotsman Partners, the Designated Partners and the transferees thereof that become Demand Holders under clause (iii) of the definition thereof; or

                        (C) more than one Registration Statement in response to a request pursuant to Section 5.2(a) by the Existing Stockholders, acting through the holders of a majority of the Shares held by Existing Stockholders.

                  (c) if the Requesting Demand Holder intends to have the Registrable Securities distributed by means of an underwritten offering, the Company shall include such information in the written notice referred to in
Section 5.2(b). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwritten offering and the inclusion of such Holder's Registrable Securities in the underwritten offering to the extent provided below. All Holders proposing to distribute Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters. The managing underwriter or underwriters shall be selected by the Company, with the consent of the Requesting Demand Holder, which consent shall not be unreasonably withheld. No Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the statements contained in the Registration Statement that were supplied by such Holder in writing expressly for inclusion therein, the Registrable Securities of such Holder and such Holder's intended method of distribution and any other representations required by law or reasonably required by the underwriters. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw all its Registrable Securities by written notice to the Company, the managing underwriter and the Requesting Demand Holders. The securities so withdrawn also shall be withdrawn from registration.

                  (d) Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to effect a registration pursuant to this Section 5.2 during the period starting with the date of filing by the Company of, and ending on the date 180 days following the effective date of, (i) any other Registration Statement requested under this Section 5.2 or (ii) any other Registration Statement pertaining to a Public Offering of securities for the account of the Company or on behalf of Stockholders or stockholders under any Other Agreement, in each case which the Demand Holders have been entitled to join pursuant to Section 5.3.

                  (e) A registration requested pursuant to this Section 5.2 shall not be deemed to have been effected for purposes of the proviso to Section 5.2(b) unless (i) the Registration Statement with respect thereto has been declared effective by the SEC, (ii) such Registration Statement has remained effective for the period set forth in Section 5.5(b), and (iii) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other similar order or requirement of the SEC; provided that, if, with respect to any request for registration pursuant to this Section 5.2, the Requesting Demand Holder shall have withdrawn such request prior to the Registration Statement with respect thereto being declared effective by the SEC, then, notwithstanding clause (i) above, except if the withdrawal is due to material adverse information relating specifically to the Company which the Requesting Demand Holder did not know and reasonably should not have known, unless and until such Requesting Demand Holder shall have paid or provided for the payment of all Registration Expenses, such registration shall be deemed to have been effected for purposes of the proviso to Section 5.2(b); provided, further, that, if (A) with respect to any request for registration pursuant to this Section 5.2, the Requesting Demand Holder shall have withdrawn such request prior to the Registration Statement with respect thereto being declared effective by the SEC and (B) with respect to any two previous requests for registration pursuant to this Section 5.2, such Requesting Demand Holder shall have withdrawn such requests prior to the Registration Statements with respect thereto being declared effective by the SEC, then, notwithstanding clause (i) above, whether or not such Requesting Demand Holder shall have paid or provided for the payment of the Registration Expenses with respect to such request or any previous requests, such registration shall be deemed to have been effected for purposes of the proviso to Section 5.2(b).

                  (f) Notwithstanding any provision of this Section 5.2, if the registration of which the Company gives notice pursuant to Section 5.2(b) is for an underwritten offering and the managing underwriter or underwriters determine in good faith that the total amount of Registrable Securities proposed to be included in such offering is such as to adversely affect the success of such offering, then the Company shall include in such registration the amount of Registrable Securities which the Company is so advised can be sold in such offering and the number of Registrable Securities of each Holder (including the Demand Holders) seeking to have Registrable Securities registered in such offering shall be reduced or limited pro rata among all such Holders (including the Demand Holders) in the proportion that the number of Registrable Securities sought to be registered by each such Holder bears to the total number of Registrable Securities sought to be registered by all such Holders; provided that, if the Requesting Demand Holder is not able to sell at least 50% of the Registrable Securities it requested to be registered pursuant to this Section
5.2 because of the foregoing provisions of this Section 5.2(f) and such Requesting Demand Holder has no other rights to request registration pursuant to
Section 5.2(a), such Requesting

Demand Holder (so long as it remains a Demand Holder) shall continue to have the right to request one more registration statement to be filed on its behalf pursuant to Section 5.2(a).

            5.3 Incidental "Piggyback" Registration. (a) Subject to Section 5.8, if at any time the Company determines that it shall file a Registration Statement under the Securities Act (other than a Registration Statement on a Form S-4 or S-8 or any successor or similar forms) with respect to its Common Stock or any Convertible Security, the Company shall each such time promptly give each Holder written notice of such determination setting forth the date on which the Company proposes to file such Registration Statement and advising each Holder of its right to have Registrable Securities included in such registration and of any other information required by an Other Agreement applicable to such Registrable Securities. Upon the written request of any Holder received by the Company no later than 15 Business Days after receipt of the Company's notice, the Company shall use its reasonable efforts to cause to be included for registration under the Securities Act all of the Registrable Securities that such Holder has so requested to be registered; provided that if, at any time after giving written notice of its intention to register securities for sale by the Company and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of such securities, then the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Demand Holder to request such registration to be effected as a registration under
Section 5.2.

                  (b) Notwithstanding the provisions of Section 5.3(a), if the registration of which the Company gives notice pursuant to Section 5.3(a) is for an underwritten offering and the managing underwriter or underwriters determine in good faith that the total amount of Registrable Securities and other securities of the Company proposed to be included in such offering is such as to adversely affect the success of such offering, then the Company shall include in such registration the amount of securities which the Company is so advised can be sold in such offering as follows:

                      (i) if such registration includes a registration of shares of Common Stock or Convertible Securities to be offered for sale by the Company, the Company shall include in such registration, first, all such shares of Common Stock and Convertible Securities that the Company proposed to be included in such registration, and, second, the Registrable Securities requested to be included in such registration, pro rata among the Holders in the proportion that the number of Registrable Securities sought to be registered by each Holder bears to the total number of Registrable Securities sought to be registered by all Holders; and

                     (ii) if such registration is exclusively a registration of Registrable Securities to be offered for sale by Holders and not by the Company, then the number of Registrable Securities to be included in such registration shall be reduced or limited in the same manner as provided in
      Section 5.2(f) so that only those Registrable Securities which the Company is so advised can be sold in such offering are included in such registration.

                  (c) Notwithstanding the provisions of Section 5.3(a), if the Registration Statement the Company determines to file is for its Initial Public Offering, no Holder shall be permitted to include its Registrable Securities in such Registration Statement, and the Company shall not be required to comply with the provisions of Sections 5.3(a) and (b), unless the Company, in its sole discretion, determines to permit Registrable Securities to be registered pursuant to such Registration Statement (in which case the Holders will have the right to participate in such Registration Statement in accordance with this
Section 5.3), without prejudice, however, to the rights of any Demand Holder to request registration under Section 5.2.

            5.4 No "Shelf" Registration Under Rule 415. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to effect any registration of Registrable Securities pursuant to this Agreement for sale on a delayed or continuous basis in reliance on Rule 415 of the Securities Act, or any successor rule, unless the Company, in its sole discretion, determines to permit such a registration.

            5.5 Obligations of the Company. (a) Whenever required under Section
5.2 or Section 5.3 to use its reasonable efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as practicable:

                      (i) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable efforts to cause such Registration Statement to become and remain effective for the period of the distribution contemplated thereby determined as provided in Section 5.5(b);

                     (ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement, and furnish to the Holders of such Registrable Securities copies of any such amendments and supplements prior to their being used or filed with the SEC;

                    (iii) furnish to the Holders of such Registrable Securities such numbers of copies of the Registration Statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request and make available for inspection by the parties referred to in Section 5.5(a)(iv) below such financial and other information and books and records of the Company, and cause the officers, directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in such Section, to conduct a reasonable investigation within the meaning of
      Section 11 of the Securities Act;

                  (iv) provide (A) the Holders of the Registrable Securities to be included in such Registration Statement, (B) the underwriters (which term, for purposes of this Agreement, shall include a person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act), if any, thereof, (C) the sales or placement agent, if any, therefor, (D) counsel for such underwriters or agent, and (E) not more than one counsel for all the Holders of such Registrable Securities, the opportunity to participate in the preparation of such Registration Statement, each prospectus included therein or filed with the SEC, and each amendment or supplement thereto;

                      (v) use its reasonable efforts to register or qualify the Registrable Securities covered by such Registration Statement under such securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of such Registrable Securities; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to register or qualify to do business in, or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this Section 5.5(a)(v) be obligated to do so, or to take any action that would subject it to taxation in an amount greater than it would be subject but for the requirements of this paragraph; and provided, further, that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so;

                     (vi) promptly notify the selling Holders of Registrable Securities, the sales or placement agent, if any, therefor and the managing underwriter or underwriters, if any, thereof and confirm such advice in writing, (A) when such Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (B) of any comments by the SEC or by any Blue Sky or securities commissioner or regulator of any state with respect thereto or any request by the SEC for amendments or supplements to such Registration Statement or prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, (D) if at any time the representations and warranties of the Company contained in any underwriting agreement or other customary agreement cease to be true and correct in all material respects or (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

                    (vii) use its reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement or any post-effective amendment thereto at the earliest practicable date;

                   (viii) promptly notify each selling Holder of Registrable Securities, at any time when a prospectus relating to such Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included or incorporated by reference in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make, in light of the circumstances under which they were made, the statements therein not misleading, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make, in light of the circumstances under which they were made, the statements therein not misleading;

                     (ix) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 5.2 or Section 5.3, if the method of distribution is by means of an underwriting, on the date that the Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Securities are not being sold through underwriters, on the date that the Registration Statement with respect to such Registrable Securities becomes effective,
      (A) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the

      Holders making such request, as to such matters as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and (B) letters, dated such date and the date the offering is priced, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request and, if such accountants refuse to deliver such letters to such Holders, then to the Company (x) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included or incorporated by reference in the Registration Statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (y) covering such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

                      (x) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form, including, without limitation, customary indemnification provisions substantially consistent with Section 5.10 and, to the extent required by the underwriters, customary lockup provisions substantially consistent with Section 5.11) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the Registration Statement;

                     (xi) use its reasonable efforts to obtain the consent or approval of each governmental agency or authority, whether federal, state or local, which may be required to effect registration or the offering or sale in connection therewith or to enable the selling Holder or Holders to offer, or to consummate the disposition of, their Registrable Securities;

                    (xii) cooperate with the Holders of the Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall conform to the requirements of the principal securities exchange or market on which the Registrable Securities are then listed or admitted to trading and shall not bear any restrictive legends; and, in the case of an underwritten offering, enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of the Registrable Securities;

                   (xiii) otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen months after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve months beginning with the first full month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

                    (xiv) use its reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange or quotation system on which the Common Stock is then listed or quoted; and

                     (xv) use its reasonable efforts to make available the executive officers of the Company to participate with the Holders of Registrable Securities and any underwriters in any "road shows" or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities.

                  (b) For purposes of Section 5.5(a), and with respect to registration required pursuant to Section 5.2, (i) the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it and (ii) the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and 180 days (or such shorter period as may be required in the underwriting agreement) after the effective date thereof.

                  (c) Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.5(a)(viii), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.5(a)(viii) and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice; provided, however, that any period of time during which a Holder must discontinue disposition of Registrable Securities shall not be included in the determination of a period of distribution for purposes of Section 5.5(b).

            5.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the

Holders participating in a registration shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

            5.7 Expenses of Registration. Except as otherwise provided in
Section 5.2, all fees, costs and expenses incurred in connection with each registration or attempted registration pursuant to Section 5.2 or 5.3, excluding underwriters' discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting costs and fees (including the expenses of any special audits or "cold comfort" letters required by or incident to the Company's performance of its obligations under Section 5.5), fees of the National Association of Securities Dealers, Inc. (the "NASD"), listing fees, fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, fees and disbursements of underwriters customarily paid by the issuers or sellers of securities and fees and expenses of the Holders participating therein (including counsel to the Holders), shall be paid by the Company; provided that the Company shall not be required to pay the fees and expenses of more than one counsel for all Holders participating therein.

            5.8 Underwriting Requirements. In connection with any underwritten offering, the Company shall not be required under Section 5.3 to include Registrable Securities in such underwritten offering unless the Holders of such Registrable Securities accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company, the Requesting Demand Holder and the underwriters selected in accordance with this Agreement.

            5.9 Rule 144 Information. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees that, after such time as the Company shall have consummated the Initial Public Offering:

                  (a) it will make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                  (b) use its reasonable efforts to file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act;

                  (c) furnish to each Holder of Registrable Securities forthwith upon written request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of Rule 144; and

                  (d) it will, upon the reasonable request of a Stockholder that would be a Demand Holder but for the ability of such Stockholder to dispose of Registrable Securities under Rule 144(k), provide reasonable cooperation in connection with the marketing of a "block" transfer of Registrable Securities by such Person pursuant to Rule 144; provided that the Company shall not be required to expend an unreasonable amount of time or effort in connection therewith and shall be reimbursed for its out-of-pocket expenses, if any, incurred in connection therewith (it being agreed that the Company shall not be required to participate in any "road show" in connection with any such block transfer).

            5.10 Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

                  (a) The Company shall indemnify and hold harmless each Holder, such Holder's directors and officers, and each person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of a material fact contained in such Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable to any Holder, or such Holder's directors or officers or controlling persons, in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in conformity with written information relating to such Holder furnished to the Company by such Holder expressly for inclusion therein in connection with such registration; and, provided, further, that as to any preliminary prospectus or any final prospectus this indemnity agreement shall not inure to the benefit of any Holder, or such Holder's directors or officers or controlling persons, on account of any losses, claims, damages or liability arising from the sale of Registrable Securities to any person by such Holder if such Holder or its representatives failed to send or give a copy of the final prospectus or a prospectus supplement, as the case may be (excluding documents incorporated by reference therein), as the same may be amended or supplemented, to that person within the time required by the Securities Act, and the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in such preliminary prospectus or final prospectus was corrected in the final prospectus or such prospectus supplement, as the case may be (excluding documents incorporated by reference therein), unless such failure resulted from non-compliance by the Company with Section 5.5(c). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, or such Holder's directors or officers or controlling persons, and shall survive the transfer of such securities by such Holder.

                  (b) Each Holder requesting or joining in a registration, severally and not jointly, shall indemnify and hold harmless the Company, each of its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Holders but only with reference to written information relating to such Holder furnished to the Company by such Holder expressly for inclusion in connection with such registration; provided, however, that the liability of each Holder hereunder shall not exceed the net proceeds received by such Holder from the sale of Registrable Securities covered by such registration.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either Section 5.10(a) or (b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or
(ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Holders, in the case of parties indemnified pursuant to Section 5.10(a), and by the Company, in the case of parties indemnified pursuant to Section 5.10(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this
Section 5.10(c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

                  (d) If the indemnification provided for in Section 5.10(a) or
(b) shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 5.10(a) or 5.10(b) in respect of any loss, claim, damage, liability or action referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action, in such proportion as shall be appropriate to reflect the relative fault of the Company on the one hand and such Holders on the other with respect to the statements or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or such Holders, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this Section 5.10(d) were to be determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage, liability or action, referred to above in this Section 5.10(d) shall be deemed to include, for purposes of this Section 5.10(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 5.10(d), no Holder shall be required to contribute any amount in excess of the amount of the net proceeds received by such Holder from the sale of Registrable Securities covered by such Registration Statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  5.11 Lockup. (a) Each Holder (other than an Existing Stockholder) shall, in connection with any registration of the Company's securities, upon the request of the Company or the underwriters managing any underwritten offering of such securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or the underwriter for such period of time (not to exceed 180 days) from the effective date of such registration as the Company or the underwriters may specify.

                  (b) Each Existing Stockholder shall, in connection with the first three registrations of the Company's securities (including the Initial Public Offering) after the date hereof, upon the request of the Company or the underwriters managing any underwritten offering of such securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or the underwriter for such period of time (not to exceed (i) in the case of the Initial Public Offering, 180 days or (ii) in the case of each of the first two registrations of the Company's securities effected after the Initial Public Offering, 90 days, or, in either case referred to in clause (i) or (ii) above, such shorter period of time as the Investor Group Stockholders shall agree not to effect any sale, disposition or distribution of any Registrable Securities (other than those included in the registration)) from the effective date of such registration as the Company or the underwriters may specify.

                  (c) The provisions of Sections 5.11(a) and (b) shall not be applicable to any Holder, including any Existing Stockholder, that owns less than 2% of the outstanding shares of Common Stock.

            5.12 Transfer of Certain Registration Rights. The registration rights (other than the right of a Demand Holder to request registration under Section 5.2, which shall be transferable only in accordance with the definition thereof) of any Holder under this Agreement with respect to the Registrable Securities of such Holder may be transferred to any Person who acquires any Registrable Securities of such Holder; provided that (i) the transfer of the Registrable Securities to such Person is made in accordance with all applicable provisions of this Agreement; (ii) the transferring Holder shall give the Company written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (iii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound as a Holder by the provisions of this Article V; and
(iv) immediately following such transfer, the further disposition of such securities by such transferee is restricted under the Securities Act.

            5.13 Selection of Counsel. In connection with any registration of Registrable Securities pursuant to Sections 5.2 or 5.3, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration.

                                   ARTICLE VI

                            AFTER-ACQUIRED SECURITIES

            Except as otherwise provided in Section 8.9(b), all of the provisions of this Agreement shall apply to all of the Shares now owned or that may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of the Shares (including without limitation, upon the exercise of any option or warrant), corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or that are acquired by a Stockholder in any other manner, and, in the case of any such event, appropriate adjustment shall be made to any number of Shares or Registrable Securities hereunder to take account of such event.

                                   ARTICLE VII

                            STOCK CERTIFICATE LEGEND

            7.1 Share Certificates. (a) The Shareholders agree that each certificate representing the Shares now or hereafter held by a Stockholder shall be endorsed with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CERTAIN INVESTOR STOCKHOLDERS AGREEMENT DATED AS OF MAY 22, 1997, AS THE SAME MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS, WHICH PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE (I) VOTING AND (II) SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE PURCHASER OR PROSPECTIVE PURCHASER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE."

                                  ARTICLE VIII

                                  MISCELLANEOUS

            8.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telecopied or sent by certified, registered or express mail or, if mailed, five days after the date of deposit in the United States mail, as follows:

            If to the Company:

            Scotsman Holdings, Inc.
            8211 Town Center Drive
            Baltimore, MD  21236
            Attn:  President

            If to the Cypress Group:

            Cypress Merchant Banking Partners L.P.
            Cypress Offshore Partners L.P.
            c/o The Cypress Group L.L.C.
            65 East 55th Street, 19th Floor
            New York, NY  10022
            Attn:  David P. Spalding

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY  10017
            Attn:  Richard A. Garvey, Esq.

            If to Scotsman Partners:

            Scotsman Partners, L.P.
            201 Main Street, 26th Floor
            Fort Worth, TX  76102
            Attn:  Robert Cotham and Ray Pinson

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY  10017
            Attn:  Richard A. Garvey, Esq.

            If to Odyssey:

            Odyssey Partners, L.P.
            31 West 53rd Street
            New York, NY  10019
            Attn:  Muzzi Mirza

            with a copy to:

            Weil, Gotshal & Manges
            767 Fifth Avenue
            New York, NY  10153
            Attn:  Simeon Gold, Esq.

            If to BPG:

            Mr. Barry P. Gossett
            c/o Scotsman Holdings, Inc.
            8211 Town Center Drive
            Baltimore, MD  21236

            with a copy to:

            Piper & Marbury
            Charles Center South
            36 South Charles Street
            Baltimore, MD  21201
            Attn:  Earl S. Wellschlager, Esq.

            If to BTIP:

            BT Investment Partners, Inc.
            1 Bankers Trust Plaza
            130 Liberty Street
            34th Floor
            New York, New York  10006
            Attn:  Michael Batal

            with a copy to:

            Cahill Gordon & Reindel
            80 Pine Street
            New York, New York  10005
            Attn:  Gerard M. Meistrell, Esq.

Any party may, by notice given in accordance with this Section 8.1, designate another address or person for receipt of notices hereunder.

            8.2 Financial Information. The Company will promptly furnish to each of the Holders copies of the monthly "Presidents Report" containing unaudited financial information or comparable monthly financial information, in any case to the extent provided to the Company's Board of Directors in the ordinary course of business, it being understood and agreed that (a) the Holders shall hold such information in strict confidence and (b) the Holders shall execute and deliver to the Company such supplemental confidentiality undertakings with respect to such information as the Company may reasonably request at any time and from time to time.

            8.3 Authority and Effect of Agreement. Each of the Company and each Stockholder represents and warrants to the other parties as follows: (a) such party has all requisite power, authority and legal capacity to enter into this Agreement and perform such party's obligations hereunder; (b) if such party is a corporation or partnership, the execution and delivery of this Agreement by such party and the performance of such party's obligations hereunder have been duly authorized by all necessary corporate or partnership action, as the case may be, on the part of such party; and (c) this Agreement has been duly executed and delivered by and (assuming this Agreement constitutes a valid and binding agreement of the other parties) constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to or affecting creditors' rights generally.

            8.4 Amendment and Waiver. (a) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective:

                  (i) only if it is made or given in writing and signed by (A)
            Investor Group Stockholders holding at least 75% of the Shares owned by all Stockholders and (B) each of the Cypress Group and Scotsman Partners, so long as it holds at least 50% of the Shares owned by it on the date hereof; and

                  (ii) only in the specific instance and for the specific
            purpose for which made or given;

provided that no such amendment, supplement or modification of or to any provision of this Agreement, waiver of any provision of this Agreement, or consent to any departure by any party from the terms of any provision of this Agreement, shall be effective as to any Stockholder which shall not have consented thereto in writing if the rights of such Stockholder under (x) Article I, II, III, V or VI, (y) Section 4.8 or (z) this proviso to Section 8.4(a) shall have been adversely affected thereby in any material respect; and, provided, further, that the provisions of Article IV (other than Sections 4.1 and 4.8) may be amended by the unanimous written consent of the Investor Group Stockholders.

                  (b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

            8.5 Specific Performance. The parties hereto intend that each of the parties has the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

            8.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            8.7 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

            8.8 Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into between the parties hereto, and constitutes the entire agreement by the parties hereto, related to the matters specified herein.

            8.9 Term of Agreement. (a) This Agreement shall become effective upon the execution hereof and shall terminate upon the earlier of:

                      (i) the consummation by the Company of the Initial Public Offering; and

                     (ii) ten years from the date hereof or such earlier date as the Stockholders shall unanimously agree in writing to terminate this Agreement;

provided, however, that the provisions of Article V shall survive any such termination until such time as there shall no longer be any Registrable Securities owned by any Demand Holder.

                  (b) Notwithstanding Section 8.9(a), this Agreement shall terminate permanently as to any Stockholder at such time as such Stockholder no longer owns any Shares; provided that any Permitted Transferee or other Person that holds any Shares previously held by a Stockholder and has agreed to be bound hereby in accordance with the terms hereof in connection with the Transfer to such Permitted Transferee or other Person shall continue to be bound hereby as a Stockholder with respect to such Shares.

            8.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

            8.11 Consent to Jurisdiction and Service of Process. Any claim arising out of or relating to this Agreement may be instituted in Federal or State court in the State of Delaware (unless personal or subject matter jurisdiction cannot be obtained therein), and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such courts in any such claim. Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise against any other party in any other jurisdiction.

            8.12 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the trans actions contemplated hereby.

            8.13 Successors and Assigns; Power of Certain Representatives. (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that the provisions of Article IV, other than Section 4.1, shall inure to the benefit of the Investor Group Stockholders and their Permitted Transferees only. This Agreement is not assignable except in connection with a Transfer of Shares in accordance with this Agreement, except that Scotsman Partners may assign its rights hereunder to Group 31, Inc., its general partner.

                  (b) With respect to the Cypress Group and the SP Group, each party hereunder shall be entitled to rely on any notice, consent, waiver, approval or action given or taken by Stockholders within the Cypress Group or the SP Group, as the case may be, which represent that they then own a majority of the Shares owned by the Cypress Group or the SP Group, as the case may be, and any such notice, consent, waiver, approval or action so given or made shall be binding upon the Cypress Group or the SP Group, as the case may be.

            8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have signed and delivered this Agreement as of the date first above written.

                              SCOTSMAN HOLDINGS, INC.


                              By: /s/ Gerard E. Holthaus
                                  ---------------------------------------
                                  Name:   Gerard E. Holthaus
                                  Title:  President

                              CYPRESS MERCHANT BANKING PARTNERS
                              L.P.

                              By: Cypress Associates L.P.,
                                  its general partner

                              By: Cypress Merchant Banking Partners L.L.C.,
                                  its general partner


                              By: /s/ David P. Spalding
                                  ---------------------------------------
                                  Name:   David P. Spalding
                                  Title:  Member

                              CYPRESS OFFSHORE PARTNERS L.P.

                              By: Cypress Associates L.P.,
                                  its general partner

                              By: Cypress Merchant Banking Partners L.L.C.,
                                  its general partner


                              By: /s/ David P. Spalding
                                  ---------------------------------------
                                  Name:   David P. Spalding
                                  Title:  Member

                              SCOTSMAN PARTNERS, L.P.

                              By: Group 31, Inc., its general partner


                              By: /s/ James N. Alexander
                                  ---------------------------------------
                                  Name:   James N. Alexander
                                  Title: Vice President


                              ODYSSEY PARTNERS, L.P.

                              By: /s/ Stephen Berger
                                  ---------------------------------------
                                  Name:   Stephen Berger
                                  Title: General Partner


                                  /s/ Barry P. Gossett
                                  ---------------------------------------
                                  BARRY P. GOSSETT


                              BT INVESTMENT PARTNERS, INC.

                              By: /s/ Michael J. Batal, III
                                  ---------------------------------------
                                  Name:   Michael J. Batal, III
                                  Title: Managing Director